Exhibit 10.7

AMENDMENT NO. 1 TO THE PETROHAWK ENERGY CORPORATION

SECOND AMENDED AND RESTATED 2004 EMPLOYEE INCENTIVE PLAN

The first two sentences in Section V of the Petrohawk Energy Corporation Second Amended and Restated 2004 Employee Incentive Plan (the “Plan”) are hereby deleted in their entirety and replaced with the following:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be issued under Stock Options granted under the Plan shall not exceed 7,050,000. In addition, the aggregate number of shares of Restricted Stock and Incentive Stock combined which may be issued under the Plan shall not exceed 3,525,000.”

This Amendment No. 1 to the Plan is effective this 12th day of July, 2006.

Petrohawk Energy Corporation

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	President, Chief Executive Officer and Chairman of the Board